Exhibit 99.1

News Release

Christine Yan Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz., – Oct. 1, 2018 – ON Semiconductor Corporation (Nasdaq: ON), driving energy efficiency innovations, today announced that Christine Yan has joined its Board of Directors. Ms. Yan was elected to this position by ON Semiconductor’s Board of Directors.

“We are pleased to welcome Christine as a new independent director to ON Semiconductor’s board and look forward to her contributions,” said Alan Campbell, chair of the board at ON Semiconductor. “Her unique insights and perspectives, coupled with prior board experience, are a great complement to the skills and qualifications of our existing directors.”

“Christine joins ON Semiconductor’s board at an exciting time for the company as we continue to drive our business and customer relationships in China and the greater Asia Pacific region,” said Keith Jackson, president, chief executive officer and director at ON Semiconductor. “Her engineering background and deep knowledge in doing business in Asia, corporate strategy, and product development will be invaluable to our customers and shareholders. We look forward to working with her on the board as we continue to fulfill our vision to be the trusted supplier of choice for energy efficient innovations in the semiconductor industry.”

Ms. Yan has served as Vice President of Integration at Stanley Black & Decker (NYSE: SWK) since January 2018, leading the company’s successful acquisition of Nelson Fastener Systems. Prior to this role, Ms. Yan has recently served as President – Asia for Stanley Black & Decker based in Shanghai, China and President – Stanley Storage and Workspace Systems. Ms. Yan started her career at Black & Decker as an engineering intern in 1989 and progressed to be the first female business unit president for the company in 2006 when she became President of Global Automotive for the Engineered Fastening Business. Ms. Yan also serves as a director of Modine Manufacturing Company (NYSE: MOD).

Ms. Yan holds a Bachelor of Science degree from Shandong University in Shandong, China, a Master of Science in Mechanical Engineering degree from Wayne State University in Detroit, Michigan, and a Master of Business Administration degree from the University of Michigan’s Ross School of Business in Ann Arbor, Michigan.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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Contacts

Sarah Rockey Corporate Communications / Media Relations ON Semiconductor (602) 244-5910 sarah.rockey@onsemi.com	Parag Agarwal Vice President Investor Relations and Corporate Development ON Semiconductor (602) 244-3437 investor@onsemi.com